Exhibit 10.8

AMENDMENT TO EMPLOYMENT AGREEMENT

AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) dated as of March 12, 2015 between Validus Holdings, Ltd., a Bermuda corporation (the “Company”), and Mr. Andrew E. Kudera (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement dated as of January 22, 2010 as amended on September 15, 2011 (the “Agreement”);

WHEREAS, the Company and the Executive wish to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

1.	Section 1.01 of the Agreement is amended to include the following definitions:

““Change in Control” has the meaning set forth in the Amended and Restated Validus Holdings, Ltd. 2005 Long Term Incentive Plan as in effect on March 12, 2015.”

““Good Reason” means, without the Executive’s written consent and subject to the timely notice requirement and the Company’s opportunity to cure as set forth below, (a) a material breach of this Agreement by the Company; (b) a material reduction in the Executive’s Base Salary or benefits; or (c) a material and adverse change by the Company in the Executive’s duties and responsibilities set forth in Section 3.01 hereof, other than due to the Executive’s failure to adequately perform such duties and responsibilities as determined by the Board of Directors of the Company in good faith; provided, however, that, it shall be a condition precedent to the Executive’s right to terminate employment for Good Reason that (i) the Executive shall first have given the Company written notice that an event or condition constituting Good Reason has occurred within ninety (90) days after such occurrence, and any failure to give such written notice within such period will result in a waiver by the Executive of his right to terminate for Good Reason as a result of such event or condition, and (ii) a period of thirty (30) days from and after the giving of such written notice shall have elapsed without the Company having effectively cured or remedied such occurrence during such 30-day period; provided further, however, that the Executive’s Notice of Termination (as defined below) for Good Reason must be given not later than one hundred fifty (150) days following the initial existence of the condition giving rise to Good Reason.”

2.	The second sentence of Section 5.01 is amended to read as follows:

“For purposes of this Agreement, the “Date of Termination” shall mean the first to occur of the following: (a) the twelve (12) month anniversary of the Company providing Notice of Termination (as defined below) without Cause to the Executive (other than within twenty-four (24) months following a Change in Control); (b) immediately upon the Company providing Notice of Termination for Cause to the Executive; (c) the twelve (12) month anniversary of the Executive providing Notice of Termination to the Company (other than for Good Reason within twenty-four (24) months following a Change in Control); (d) immediately upon the Company providing Notice of Termination without Cause to the Executive or the Executive providing Notice of Termination to the Company for Good Reason, in each case within twenty-four (24) months following a Change in Control, subject to the terms of Section 5.04 below; (e) the fifth (5th) day following the Company providing Notice of Termination to the Executive as a result of the Executive’s Permanent Disability; or (f) the date of the Executive’s death.”

3.	Article 5 of the Agreement is amended by adding the following new Section 5.04 to Article 5 and renumbering current Sections 5.04 and 5.05 as Sections 5.05 and 5.06, respectively:

“Termination Without Cause or For Good Reason Following a Change in Control. Notwithstanding anything set forth in this Agreement, if the Employment Period shall be terminated by the Company without Cause or by the Executive for Good Reason, in each case within twenty-four (24) months following a Change in Control, the Executive shall: (a) receive a lump sum payment on the Date of Termination equal to two (2) times the sum of (A) Base Salary plus (B) the target annual bonus set forth in Section 4.02 above; (b) receive a lump sum payment on the Date of Termination equal to the value of the benefits set forth in Sections 4.03(d), (e), (f) and (g) above that the Executive would have been entitled to receive absent a Notice of Termination for the twelve (12) months following the Date of Termination; (c) receive the benefits set forth in Sections 4.03(a) and (c) above through the twenty-four (24) month anniversary of the Date of Termination; and (d) receive reimbursement for all Reimbursable Expenses incurred by the Executive prior to the Date of Termination; provided that, if and to the extent necessary to avoid accelerated taxation and/or penalties under Section 409A or Section 457A of the Code, a portion of the amounts payable pursuant to clauses (a) and (b) of this Section 5.04 shall be paid in accordance with the terms of this Agreement as in effect on March 12, 2015 (i.e., monthly on the last working day of each month in arrears in equal installments over the twelve (12) months following the Date of Termination). The Executive’s entitlements under all other benefit plans and programs of the Company shall be as determined thereunder. Any amounts payable pursuant to this Section 5.04 after the Executive’s “separation from service” (within the meaning of Treas. Reg. Section 1.409A-1(h)) with the Company will be subject to Section 12.14 below.”

4.	Except as set forth herein, the Agreement shall continue in full force and effect in accordance with its terms.

5.
This Amendment may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all of which counterparts taken together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.
VALIDUS HOLDINGS, LTD.
By:    /s/ Robert Kuzloski
Printed Name: Robert Kuzloski
Title: EVP & General Counsel

By:    /s/ Andrew E. Kudera
Printed Name: Andrew E. Kudera